Exhibit 10.10

LEASE ADDENDUM NO. 2

THIS LEASE ADDENDUM NO. 2 (“Addendum No. 2”) is made and executed as of this 21 day of July, 2010, by and between COTTONWOOD NEWPARK ONE, L. C., a Utah limited liability company (“Landlord”), and SKULLCANDY, INC., a Delaware corporation (“Tenant”), as an addendum to that certain Lease Agreement between Landlord and Tenant dated the 27t h day of August, 2007, as amended by that certain Lease Addendum No. 1 dated the 18th day of June, 2008 (collectively, the “Lease”). Landlord and Tenant are sometimes collectively referred to below as the “parties.”

RECITALS:

A.        Pursuant to the Lease, Tenant leased from Landlord certain commercial office space in a building (the “Building”) constructed on real property owned by Landlord located at 1441 West Ute Boulevard. Park City, Utah, as more particularly described in the Lease.

B.        The parties desire to further expand the Premises and to otherwise modify and amend the Lease, subject to the terms and conditions of this Addendum No. 2.

NOW, THEREFORE, for and in consideration of the parties’ covenants and agreements contained herein and in the Lease, Landlord and Tenant covenant and agree as follows:

AGREEMENT:

1.        Recitals. The recitals to this Addendum No. 2 are an integral part of the agreement and understanding of the parties, and are incorporated by reference in this Addendum No. 2.

2.        Definitions. The definitions of certain of the capitalized terms used in this Addendum No. 2 not expressly defined in this Addendum No. 2 will have the respective meanings set forth in the Glossary of Defined Terms attached as Exhibit A to the Lease or elsewhere in the Lease.

3.        Expanded Premises. Effective as of September 1, 2010 (the “Initial Effective Date”), the Premises (as described in Section A of Part I of the Lease) shall be increased by approximately 2,908 square feet of Rentable Area (2,529 usable square feet) on the second (2nd) floor of the Building known as Suite 280 (the “Second Expansion Space”), so that the increased Premises totals approximately 13,913 square feet of Rentable Area (12,099 usable square feet). The location of the Second Expansion Space is shown on the Floor Plan attached as Exhibit “A” to this Addendum No. 2. Effective as of January 1, 2011 (the “Second Effective Date”), the Premises shall be increased again by approximately 2,624 square feet of Rentable Area (2,282 usable square feet) on the second (2nd) floor of the Building known as Suite 240 (the “Third Expansion Space”), so that the increased Premises totals approximately 16,537 square feet of Rentable Area (14,381 usable square feet). The location of the Third Expansion Space is shown on the Floor Plan attached as Exhibit “A” to this Addendum No. 2 (the original Premises, the Second Expansion Space and the

Third Expansion Space shall be collectively referred to herein as the “Expanded Premises”). Tenant hereby accepts the Expanded Premises in its current “AS-IS” condition, without any additional modification, improvement or refurbishing by Landlord. The description of the Premises contained in Section A of Part I of the Lease is amended accordingly, Notwithstanding the above, the increase in the Rentable Area to include the Second Expansion Space and the Third Expansion Space is expressly contingent upon the termination of the lease for the current occupant of the Second Expansion Space and the Third Expansion Space, respectively (the “Prior Leases”). Landlord shall not be liable for a delay in Tenant’s occupancy of the Second Expansion Space or the Third Expansion Space, as applicable, due to Landlord’s inability to terminate the Prior Leases and to deliver possession of the Second Expansion Space and the Third Expansion Space by the dates set forth above. The Landlord shall not be subject to any liability, including, without limitation, lost profits or incidental or consequential damages for any delay or inability to deliver possession of the Second Expansion Space or the Third Expansion Space, as applicable, to the Tenant.

4.        Base Rent for Second Expansion Space. From and after the Initial Effective Date, Section C of Part I of the Lease is hereby amended to include the Base Rent for the Second Expansion Space as follows:

C.	Base Rent (Lease Provisions, Paragraph 5):

Lease Year	Monthly Base Rent	Annual Base Rent

Initial Effective Date through 1/31/11	$5,258.23	$63,103.60

2/1/11 - 2/28/12	$4,362.00	$52,344.00

3/1/12 - 2/28/13	$4,492.86	$53,914.32

The above Base Rent for the Second Expansion Space shall be in addition to the Base Rent for the original Premises as currently set forth in Section C of Part I of the Lease

5.        Base Rent for Third Expansion Space. From and after the Second Effective Date, Section C of Part I of the Lease is hereby amended to include the Base Rent for the Third Expansion Space as follows:

C.	Base Rent (Lease Provisions, Paragraph 5):

Lease Year	Monthly Base Rent	Annual Base Rent

Second Effective Date through 2/28/12	$3,936.00	$47,232.00

3/1/12 - 2/28/13	$4,054.08	$48,648.96

The above Base Rent for the Third Expansion Space shall be in addition to the Base Rent for the original Premises as currently set forth in Section C of Part I of the Lease and the Base Rent for the

Second Expansion Space as set forth above.

6.        Tenant’s Share. From and after the Initial Effective Date, Section D of Part I of the Lease is deleted and the following language substituted therefor:

D.	ADDITIONAL RENT (Lease Provisions, Paragraph 5.3):

Tenant’s Share (Lease Provisions, Paragraph 5.3.1): Tenant’s Share for Tenant’s payment of Operating Expenses for the Premises means Twenty-two and 48/100 percent (22.48%).

From and after the Second Effective Date, Section D of Part I of the Lease is deleted and the following language substituted therefor:

D.	ADDITIONAL RENT (Lease Provisions, Paragraph 5.3):

Tenant’s Share (Lease Provisions, Paragraph 5.3.1): Tenant’s Share for Tenant’s payment of Operating Expenses for the Premises means Twenty-six and 71/100 percent (26.71%).

7.        Parking Charge. From and after the Initial Effective Date, Section F of Part I of the Lease is deleted in its entirety and the following language substituted therefor:

F.	PARKING CHARGE (Lease Provisions, Paragraph 5.5):

Tenant shall throughout the Lease Term, lease from Landlord up to a total of fifty-two (52) unassigned automobile parking spaces at a cost of Zero Dollars ($0.00) per month per space for the Term of the Lease, including any extensions.

From and after the Second Effective Date, Section F of Part I of the Lease is deleted in its entirety and the following language substituted therefor:

F.	PARKING CHARGE (Lease Provisions, Paragraph 5.5):

Tenant shall throughout the Lease Term, lease from Landlord up to a total of sixty-one (61) unassigned automobile parking spaces at a cost of Zero Dollars ($0.00) per month per space for the Term of the Lease, including any extensions.

8.        Broker. Landlord and Tenant each represent to the other that it has had no dealings with any real estate broker, agent or finder in connection with the negotiation of this Addendum No. 2, except for Janet G. Vise of Sage Realty Services, L.C. (“Broker”), and that they know of no other real estate broker, agent or finder who is entitled to a commission or finder’s fee in connection with this Addendum No. 2. Each party shall indemnify, protect, defend and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, equivalent compensation alleged to be owing on account of the indemnifying parties’ dealings with any real estate broker, agent or finder other than the Broker. The terms of this Section 8 will survive the expiration or earlier termination of the Lease Term.

9.        Other Provisions.

Tenant represents, warrants and agrees with Landlord as follows:

(a)        The Lease and this Addendum No. 2 embody the entire agreement now existing with Landlord related to the Premises; and

(b)        The Lease, as modified hereby, is in full force and effect; and

(c)        The Lease, or any interest therein, has not been previously transferred, subleased, assigned or pledged by Tenant; and

(d)        Tenant is not aware of any default by Tenant or Landlord under either the Lease or this Addendum No. 2.

Landlord represents, warrants and agrees with Tenant as follows:

(a)        The Lease and this Addendum No. 2 embody the entire agreement now existing with Tenant related to the Premises; and

(b)        The Lease, as modified hereby, is in full force and effect; and

(c)        Landlord is not aware of any default by Tenant or Landlord under either the Lease or this Addendum No. 2.

11.        General. Without limiting any provision respecting assignment or transfer as contained in the Lease, this Addendum No. 2 shall be binding upon and inure to the benefit of the respective legal representatives, and any authorized successors and assigns of the parties. This Addendum No. 2 shall be governed by, and construed in accordance with, the laws of the State of Utah. All notices and other communications given pursuant to the Lease, as modified hereby, shall be made as provided in the Lease. Except as modified in this Addendum No. 2, the Lease is, and shall remain, in full force and effect. The Lease, as amended by this Addendum No. 2, shall not be further amended or modified except by a written instrument signed by the parties. In the event of any conflict between the terms of the Lease and this Addendum No. 2, this Addendum No. 2 shall control. The person executing this Addendum No. 2 on behalf of Tenant warrants and represents that Tenant has full right and authority to execute, deliver and perform this Addendum No. 2 and no approval or consent of any third party (other than the parties to this Addendum No. 2) is necessary to make such Addendum No. 2 effectual or otherwise valid and binding. The person executing this Addendum No. 2 on behalf of Landlord warrants and represents that: (a) Landlord is a duly organized and existing legal entity, in good standing in the State of Utah; (b) Landlord has full right and authority to execute, deliver and perform this Addendum No. 2 and no approval or consent of any third party (other than the parties to this Addendum No. 2) is necessary to make this Addendum No. 2 effectual or otherwise valid and binding; and (c) the person executing this Addendum No. 2 on behalf of Landlord was authorized to do so. This Addendum No. 2 shall not be effective or binding unless and until it is fully executed and delivered by Landlord and Tenant. This Addendum No. 2 may be executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

DATED and effective as of the date first written above.

TENANT:	SKULLCANDY, INC., a Delaware corporation

	By:	/s/ Jeremy Andrus

	Name:	Jeremy Andrus

	Title:	President

	Date:	July 21, 2010

LANDLORD:	COTTONWOOD NEWPARK ONE, L.C., a Utah limited liability company, by its manager

CPM NEWPARK, L.C., a Utah limited liability company, by its manager

COTTONWOOD PARTNERS MANAGEMENT, LTD., a Utah limited liability company, by its following general partner, COTNET MANAGEMENT, INC., a Utah corporation

By:	/s/ JOHN L. WEST
JOHN L. WEST, President

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